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                                                                      Exhibit 11





                    ALOETTE COSMETICS, INC. AND SUBSIDIARIES
                                   EXHIBIT 11

                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
              for the years ending December 31, 1996, 1995 and 1994




                                                                         1996             1995             1994
                                                                         ----             ----             ----
Net income (loss)                                                  $    920,370       $(4,126,115)      $(1,540,644)

Weighted average number of common shares outstanding
during the year                                                       2,157,253         2,157,253         2,157,253

Net income (loss) per common share                                 $        .43       $     (1.91)      $      (.71)

                  PRIMARY (1)


Net income (loss)                                                  $    920,370       $(4,126,115)      $(1,540,644)

Weighted average number of shares used in calculation of
primary income (loss) per share                                       2,212,378         2,157,253         2,157,253

Primary net income (loss) per common share                        $         .42       $     (1.91)      $      (.71)

                  FULLY DILUTED (1)


Net income (loss)                                                 $     920,370       $(4,126,115)      $(1,540,644)

Weighted average number of shares used in calculation of
fully diluted income (loss) per share                                 2,212,378         2,157,253         2,157,253

Fully diluted net income (loss) per common share                  $         .42       $     (1.91)      $      (.71)



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(1)   This calculation is submitted in accordance with the regulations of the
      Securities and Exchange although not required by APB Opinion No. 15 because it results in dilution of less than 3%.